Free Writing Prospectus Filed Pursuant to Rule 433
Registration Statement No. 333-297595
September 9, 2026

FedEx Corporation

Final Term Sheet

€1,100,000,000 4.000% Notes due 2030

€900,000,000 4.625% Notes due 2034

The information in this final term sheet relates to FedEx Corporation’s offering of notes in the series listed above and should be read together with the preliminary prospectus supplement dated September 9, 2026 relating to such offering (the “Preliminary Prospectus Supplement”) and the accompanying base prospectus dated July 21, 2026 (the “Base Prospectus”), including the documents incorporated by reference therein, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

4.000% Notes due 2030 (the “2030 Notes”)

Issuer:	FedEx Corporation

Guarantors:	Federal Express Corporation FedEx Office and Print Services, Inc. Federal Express Europe, Inc. Federal Express Holdings S.A., LLC Federal Express International, Inc.

Title of Securities:	€1,100,000,000 4.000% Notes due 2030

Principal Amount:	€1,100,000,000

Expected Ratings (Moody’s / S&P)*:	Baa2 / BBB

Trade Date:	September 9, 2026

Settlement Date (T+3)**:	September 14, 2026

Maturity Date:	September 30, 2030

Interest Payment Dates:	Annually on each September 30, commencing September 30, 2026 (short first coupon)

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

Optional Redemption Provisions:

Make-whole Call:	Prior to August 30, 2030, make-whole call at DBR +15 basis points

Par Call:	On or after August 30, 2030

Change of Control Repurchase Event:	If a change of control repurchase event occurs with respect to the 2030 Notes, except to the extent we have exercised our right to redeem the 2030 Notes and subject to certain conditions, we will be required to repurchase all or any part of the 2030 Notes at a repurchase price in cash equal to 101% of the principal amount of such 2030 Notes plus any accrued and unpaid interest to, but not including, the repurchase date.

Redemption for Tax Reasons:	If certain events occur involving changes in United States taxation, we may redeem the 2030 Notes in whole, but not in part, at 100% of principal amount of the 2030 Notes plus accrued and unpaid interest to, but not including, the date fixed for redemption.

Redemption for Reason of Minimal Outstanding Amount:	If we have purchased 2030 Notes equal to or greater than 75% of the aggregate principal amount of 2030 Notes initially issued, we may redeem, in whole, but not in part, the remaining 2030 Notes at 100% of principal amount of the 2030 Notes plus accrued and unpaid interest to, but not including, the date fixed for redemption.

Benchmark Security:	DBR 0.000% due August 15, 2030

Benchmark Security Price / Yield:	88.66 / 3.113%

Spread to Benchmark Security:	+96.6 basis points

Mid-Swap Yield:	3.329%

Spread to Mid-Swap Yield:	+75 basis points

Reoffer Yield:	4.079%

Coupon:	4.000% per annum

Price to Public:	99.714% of principal amount

Minimum Denomination:	€100,000 and integral multiples of €1,000 in excess thereof

CUSIP:	31428X EE2

ISIN:	XS3494005021

Expected Listing:	FedEx Corporation intends to apply to list the 2030 Notes on the New York Stock Exchange (the “NYSE”).

Form:	Clearstream/Euroclear, Book-Entry

Governing Law:	State of New York

Global Coordinators:	Citigroup Global Markets Limited Merrill Lynch International Wells Fargo Securities International Limited

Active Bookrunners:	BNP PARIBAS ING Bank N.V.

Passive Bookrunners:	Deutsche Bank AG, London Branch J.P. Morgan Securities plc Morgan Stanley & Co. International plc

Co-Managers:	HSBC Bank plc Mizuho International plc PNC Capital Markets LLC Scotiabank (Ireland) Designated Activity Company SMBC Bank International plc Standard Chartered Bank TD Global Finance unlimited company

Use of Proceeds:	We intend to use the net proceeds from this offering, together with the net proceeds from the offering of the 2034 Notes and the U.S. dollar notes (as defined below), for general corporate purposes, which may include the redemption or repayment of outstanding indebtedness. Pending such use, we may invest the net proceeds in short-term investments, including cash, cash equivalents and/or marketable securities.

Additional Offering:	We have also commenced an offering, by means of a separate prospectus supplement, of one series of U.S. dollar-denominated notes (the “U.S. dollar notes”). There can be no assurance that such offering will be completed. Neither this offering nor such offering of U.S. dollar notes will be conditioned upon the completion of the other offering.

4.625% Notes due 2034 (the “2034 Notes”)

Issuer:	FedEx Corporation

Guarantors:	Federal Express Corporation FedEx Office and Print Services, Inc. Federal Express Europe, Inc. Federal Express Holdings S.A., LLC Federal Express International, Inc.

Title of Securities:	€900,000,000 4.625% Notes due 2034

Principal Amount:	€900,000,000

Expected Ratings (Moody’s / S&P)*:	Baa2 / BBB

Trade Date:	September 9, 2026

Settlement Date (T+3)**:	September 14, 2026

Maturity Date:	September 30, 2034

Interest Payment Dates:	Annually on each September 30, commencing September 30, 2026 (short first coupon)

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

Optional Redemption Provisions:

Make-whole Call:	Prior to June 30, 2034, make-whole call at DBR +20 basis points

Par Call:	On or after June 30, 2034

Change of Control Repurchase Event:	If a change of control repurchase event occurs with respect to the 2034 Notes, except to the extent we have exercised our right to redeem the 2034 Notes and subject to certain conditions, we will be required to repurchase all or any part of the 2034 Notes at a repurchase price in cash equal to 101% of the principal amount of such 2034 Notes plus any accrued and unpaid interest to, but not including, the repurchase date.

Redemption for Tax Reasons:	If certain events occur involving changes in United States taxation, we may redeem the 2034 Notes in whole, but not in part, at 100% of principal amount of the 2034 Notes plus accrued and unpaid interest to, but not including, the date fixed for redemption.

Redemption for Reason of Minimal Outstanding Amount:	If we have purchased 2034 Notes equal to or greater than 75% of the aggregate principal amount of 2034 Notes initially issued, we may redeem, in whole, but not in part, the remaining 2034 Notes at 100% of principal amount of the 2034 Notes plus accrued and unpaid interest to, but not including, the date fixed for redemption.

Benchmark Security:	DBR 2.600% due August 15, 2034

Benchmark Security Price / Yield:	94.98 / 3.331%

Spread to Benchmark Security:	+132.4 basis points

Mid-Swap Yield:	3.405%

Spread to Mid-Swap Yield:	+125 basis points

Reoffer Yield:	4.655%

Coupon:	4.625% per annum

Price to Public:	99.807% of principal amount

Minimum Denomination:	€100,000 and integral multiples of €1,000 in excess thereof

CUSIP:	31428X EF9

ISIN:	XS3494029393

Expected Listing:	FedEx Corporation intends to apply to list the 2034 Notes on the New York Stock Exchange (the “NYSE”).

Form:	Clearstream/Euroclear, Book-Entry

Governing Law:	State of New York

Global Coordinators:	Citigroup Global Markets Limited Merrill Lynch International Wells Fargo Securities International Limited

Active Bookrunners:	BNP PARIBAS ING Bank N.V.

Passive Bookrunners:	Deutsche Bank AG, London Branch J.P. Morgan Securities plc Morgan Stanley & Co. International plc

Co-Managers:	HSBC Bank plc Mizuho International plc PNC Capital Markets LLC Scotiabank (Ireland) Designated Activity Company SMBC Bank International plc Standard Chartered Bank TD Global Finance unlimited company

Use of Proceeds:	We intend to use the net proceeds from this offering, together with the net proceeds from the offering of the 2030 Notes and the U.S. dollar notes, for general corporate purposes, which may include the redemption or repayment of outstanding indebtedness. Pending such use, we may invest the net proceeds in short-term investments, including cash, cash equivalents and/or marketable securities.

Additional Offering:	We have also commenced an offering, by means of a separate prospectus supplement, of one series of U.S. dollar notes. There can be no assurance that such offering will be completed. Neither this offering nor such offering of U.S. dollar notes will be conditioned upon the completion of the other offering.

Notes:

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**	We expect that delivery of the 2030 Notes and the 2034 Notes (collectively, the “Notes”) will be made to investors on or about September 14, 2026, which will be the third business day following the date hereof (such settlement being referred to as “T+3”). Under Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the business day before the delivery of the Notes hereunder will be required, by virtue of the fact that the Notes will initially settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the Notes who wish to trade the notes prior to the business day immediately preceding the date of delivery should consult their own advisors.

Relevant stabilization regulations including FCA/ICMA apply. MiFID II and UK MiFIR - professionals/ECPs-only / No EEA PRIIPs KID or UK PRIIPs KID/CCI product summary – Manufacturer target market (MIFID II and UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No EEA PRIIPs key information document (KID) or UK PRIIPs KID/CCI product summary has been prepared as not available to retail in EEA or UK.

This final term sheet supplements, and should be read in conjunction with the Preliminary Prospectus Supplement dated September 9, 2026 and the accompanying Base Prospectus and the documents incorporated by reference therein.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the aforementioned Preliminary Prospectus Supplement and Base Prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you these documents if you request it by contacting (i) Citigroup Global Markets Limited at +1-800-831-9146; (ii) Merrill Lynch International at +1-800-294-1322; (iii) Wells Fargo Securities International Limited at +1-800-645-3751; (iv) BNP PARIBAS at +1-800-854-5674; or (v) ING Bank N.V. at +44-207-767-8156.

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